Exhibit 99.2

Galileo Acquisition Corp and Shapeways Merger Announcement

Conference Call Script April 28, 2021

Operator

Welcome to today’s conference call announcing the business combination of Shapeways, Inc. and Galileo Acquisition Corp. Joining us on the call are Alberto Recchi, Co- Founder and Chief Financial Officer of Galileo Acquisition Corp., and Greg Kress, Chief Executive Officer of Shapeways, Inc.

We would first like to remind everyone that this call contains forward-looking statements including, but not limited to, Shapeways’ and Galileo’s expectations or predictions of financial and business performance and conditions, competitive and industry outlook; market size; the cash resources, plans and prospects of the combined entity; expected valuations of the combined entity; and the timing and completion of the transaction. Commentary on these topics constitutes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. We encourage you to read the press release issued today, the accompanying presentation, and Galileo’s public filings with the SEC, including a Registration Statement on Form S-4 that will be filed in the near future and available on the SEC’s website, and, in particular, to the section or sections titled Risk Factors, for a discussion of the risks that can affect the transaction, Galileo’s and Shapeways’ businesses, and the outlook of the combined company.

Shapeways and Galileo are under no obligation and expressly disclaim any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This conference call is for informational purposes only and shall not constitute an offer to buy any securities or a solicitation of any vote in any jurisdiction pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

And now, I would like to introduce Alberto Recchi, Co-Founder and CFO of Galileo Acquisition Corp.

Alberto Recchi, Co-Founder and CFO of Galileo Acquisition Corp.

Thank you and good morning, everyone. I'm joined on today’s call by Greg Kress, CEO of Shapeways. Myself, and the co-founders of Galileo, Luca Giacometti and Alberto Pontonio, are very excited to announce today the proposed business combination between Galileo Acquisition Corp and Shapeways.

Couple remarks on our SPAC: Galileo was established to focus on companies with a US and European nexus, with a generalist approach, including specialty industrials, targeting high-growth companies that are poised to capitalize on their differentiated technology. Galileo assembled a diverse team of professionals from Europe and the US with proven track records of principal investing, M&A and public company operating experience in both the North American and European markets. In particular, we have a long and successful history of leading SPACs having completed four successful business combinations prior to this transaction with Shapeways.

Over the course of the last year and a half we embarked on an extensive search which included over 200 potential targets. By far the most exciting of these was Shapeways, which is led with passion and great professionalism by Greg and his team. We were highly attracted to Shapeways as a unique and compelling investment opportunity due to its proven, high quality, flexible on-demand digital manufacturing platform and proprietary, purpose-built software which fills a major gap in the global manufacturing marketplace.

Now, among the prime reasons why we were attracted to Shapeways is the current management team. Greg and Jennifer Walsh, CFO of Shapeways, joined the company three years ago and during this time have expanded the enterprise capabilities of the business, go-to-market strategy, and substantially improved gross profit margins. Shapeways’ digital manufacturing platform is engineered for scalability to drive top line growth fueled further by this capital injection. So, we believe Shapeways will be well positioned to gain global market share and expand its manufacturing capabilities and software monetization while continuing to drive industry leading margins.

The additive manufacturing industry is approaching an inflection point. We believe it is at the brink of moving from prototyping parts and tooling, to production at scale. In our opinion this will unlock large adoption and drive growth over the next decade. The industry is also making major progress on overcoming many of the challenges that hindered adoption rates over the past decade. These include characteristics such as speed, quality, materials availability (particularly in metals), part size and overall digitalization of the end-to-end manufacturing process. This is where Shapeways’ moat really stands out; Shapeways has purpose built end-to-end proprietary software that has been developed and refined over the past ten years with significant investments by its current shareholders. Shapeways’ manufacturing operating system is also agnostic to hardware technologies and materials which allows the company to quickly adapt to market shifts and customer needs.

With respect to the key terms of the proposed transaction, the combined company will have an estimated pro forma enterprise value of $410 million at closing. The consideration to be delivered to the Shapeways’ security holders at the closing will be Galileo securities. A portion of the consideration otherwise deliverable at the closing will be withheld and will, after the closing, be subject to certain vesting and forfeiture conditions described in the principal transaction documents. The transaction is expected to result in roughly $200 million in cash to the combined company, after deal fees and expenses, assuming no redemptions and including $75 million in proceeds from the fully subscribed PIPE offering. Notably, there are no acquisition assumptions included in the projections.

As a further demonstration of their continued commitment to Shapeways, the current major shareholders who participated in past private financing rounds will remain equity holders in the combined company after the transaction, and also invest in the PIPE. These prominent firms include: Lux Capital, Union Square Ventures, Andreessen Horowitz, and INKEF Capital. The PIPE is anchored by leading financial investors, Miller Value and XN, and a publicly listed strategic investor, Desktop Metal. The closing of the transaction is expected in the third quarter of 2021, subject to ordinary closing conditions which are set forth in the merger agreement.

With that, I'm pleased to introduce you to Greg Kress, CEO of Shapeways; Greg over to you.

Greg Kress, CEO of Shapeways

Thanks Alberto.

We are very excited to be working with the Galileo team. Galileo and Shapeways have built a strong relationship over the past few quarters. We have gained a deep appreciation for the significant experience that the Galileo team brings as a proven and successful SPAC sponsor, given the successful results of their four previous transactions. Also, Galileo complements our international and domestic expertise and we believe they will provide highly strategic insight as we look to further build out and expand our global reach.

Shapeways was built from the ground up with the idea of how do you fully digitize the end-to-end manufacturing process so you can deliver high quality, low volume, high mix production at compelling economics. We are at the infancy of this digital transformation that manufacturers are going through, and Shapeways is well positioned to both participate in and contribute to this industry growth.

Shapeways makes industrial-grade additive manufacturing accessible by digitizing the end-to-end manufacturing process, and by providing a broad range of solutions to our customers, utilizing 11 additive manufacturing technologies and more than 90 materials and finishes, with the ability to easily scale new innovation.

Shapeways offers a combination of high quality, flexible on-demand manufacturing that is powered by our purpose-built proprietary software. We have spent the last 10 years and over $100 million of investment building this platform that digitizes the manufacturing process and allows Shapeways to deliver high quality industrial grade manufacturing to its customers.

The digital manufacturing market is expected to grow from some $39 billion to over $120 billion over the next 10 years, representing a 12% Compounded Annual Growth Rate, according to industry reports. This growth is driven by digitization of manufacturing and continued innovation that’s taking place in Additive Manufacturing.

We support our customers through both internal manufacturing capabilities and external supply chain capabilities all managed by our proprietary software platform. Shapeways currently has two internal manufacturing facilities located in Long Island City, NY and Eindhoven in the Netherlands. Our customers are further supported by our 50 strategic supply chain partners who focus on overflow capacity that helps us meet peak demands, as well as to support us in efficiently launching new materials and technologies.

A key component of our growth has been the relationships with our customers which has led to a high level of repeat revenue. In 2020, 88% of our revenue came from our existing customer base. Shapeways software was built with integrations in mind. Enabling deep integrations with our customers, connecting with their systems and infrastructure to become a mission critical component of their business.

By digitizing the end-to-end manufacturing process, Shapeways can efficiently support thousands of customers’ orders each day. This starts with Shapeways’ software platform’s ability to automate the ordering process, giving our customer the ability to upload a file, configure their product, receive instant pricing, and place their order. Shapeways software then analyzes the file for manufacturability, automatically makes corrections, and then when necessary works directly with the customer to improve the file through our automated file optimization workflows.

Shapeways software then allocates that demand internally or out to its supply chain to best optimize the supply chain capacity, minimize costs, and maximize profitability. Shapeways software then combines 1,000s of parts across 100s of customers to create the most optimized manufacturing builds possible, all with the intent of streamlining the customer experience, enabling quick turnaround time while maximizing profitability. Shapeways’ software then manages the complex one-part workflow through every step of the manufacturing process, providing real time tracking and traceability.

Shapeways is agnostic to both manufacturing hardware and materials making it complementary to the hardware providers such as Desktop Metal, EOS and HP, along with material providers such as BASF, DSM and Henkel.

As we look forward, we believe there are multiple growth opportunities for Shapeways’ platform. We are positioned to scale across materials, markets, technologies, and through our offering of software as a service. We have an opportunity to utilize our technology to accelerate the adoption in key markets including the industrial, medical, automotive and aerospace segments. This includes the continued expansion of materials usage including advanced polymers, industrial metals and materials in both composites and ceramics. In addition, we have the opportunity to expand beyond our core markets of North American and Europe into Asia.

Shapeways is also focused on expanding the part envelope beyond additive manufacturing to other manufacturing technologies to broaden our customer share of wallet. Lastly, we have a significant opportunity with utilizing our software as a service. There are more than 10 million manufacturers globally with less than 6% of them being digitized, according to industry sources. More than 90% of those manufactures are small to midsize companies that are not able to support the required capital and time investments necessary to digitize their end-to-end manufacturing. We have already deployed our software to two different design groups to help create a white labeled version of our software that provides the potential for licensing fees and other recurring and sustainable revenue streams. Given our industry leading software, we believe we can accelerate other manufacturer’s digital transformation. This creates additional growth opportunities through recurring software revenue and additional manufacturing in support of those expanded capabilities.

Coming out of COVID, Shapeways is experiencing strong growth as customers turn to digital manufacturing for quick-turn part production and to mitigate supply chain disruption which has become all too common. With this capital injection, Shapeways is positioned to continue to invest in scaling the business further to address the market needs and enable global manufacturing with our proprietary software. Shapeways is projecting growth to ramp from $32.8 million in revenue in 2020 to over $400 million in revenue in 2025, representing a 66% compounded annual growth rate all while further expanding gross margins to over 50%. As we look at our projected revenue build over the next few years we know that historically our customers have grown with us. We know how to add and optimize new manufacturing technologies as we have demonstrated in the past. We are also planning to further commercialize our software that will provide new revenue opportunities in the form of implementation fees and licensing fees. We believe this revenue growth and margin expansion will ultimately lead to higher cashflow and EBITDA. We are projecting over $100 million in adjusted EBITDA by 2025 and believe we will be cashflow and EBITDA positive by 2023. This plan is fully funded and does not require additional funding to meet these targets.

With this capital injection, we plan to invest $100 million in CAPEX over the next five years into new technologies and materials to fuel our growth. To help accelerate this roadmap, Shapeways has signed a strategic partnership agreement with Desktop Metal, a leader in additive manufacturing metal technology, which enables Shapeways to effectively expand its metals portfolio.

Beyond all of this organic growth, there is the opportunity to grow beyond our projections in the near term through strategic acquisitions. We have identified several opportunities that would expand our geographical reach as well as our technology offering to further accelerate our growth.

In closing, I would like to summarize why we are so excited about the opportunity Shapeways has ahead of us:

•	First, the digital manufacturing sector is expected to grow significantly over the next decade from some $39 billion in 2020 to $120 billion in 2030 leading to great value creation. The growth is driven by the digitization of manufacturing and the continued innovation in additive manufacturing.

•	Shapeways is a leader in the Digital Manufacturing space with a proprietary software that allows for quick adaptability to market shifts and customer demand.

•	And finally, we have a scalable financial model that will provide us with an opportunity to consolidate a highly fragmented additive manufacturing space and create significant shareholder value.

On behalf of the Shapeways management team, I would like to thank all of the Shapeways employees and investors who have been instrumental in getting Shapeways to this point. I would also like to welcome our newest investors, including Galileo, Miller Value, XN and Desktop Metal, in partnering with us as Shapeways transitions to a public company. Thank you again for joining us.

About Shapeways

Shapeways digital manufacturing platform offers customers access to high quality manufacturing from start to finish through automation, innovation and digitization. The company’s purpose-built software, wide selection of materials and technologies, and global supply chain lower manufacturing barriers and speed delivery of quality products. Shapeways’ digital manufacturing services have empowered more than one million customers worldwide to produce more than 21 million parts using 11 different technologies and 90 different materials and finishes. Headquartered in New York City, Shapeways has ISO 9001-compliant manufacturing facilities in Long Island City, N.Y., the Netherlands and a network of innovative partners around the globe. It was founded in 2008 and spun-out of the Lifestyle Incubator of Royal Philips Electronics in 2010. Investors include Lux Capital, Union Square Ventures, Andreessen Horowitz, INKEF Capital, Index Ventures and Hewlett Packard Ventures.

To learn more, please visit https://www.shapeways.com.

The information that may be contained on or accessed through these websites are not incorporated into this document.

About Galileo Acquisition Corp.

Galileo Acquisition Corp. raised $138 million in October 2019 and its securities are listed on the New York Stock Exchange under the ticker symbols “GLEO.U,” “GLEO” and “GLEO.WS.” Galileo is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities with an initial focus on targets operating in the Consumer, Retail, Food and Beverage, Fashion and Luxury, Specialty Industrial, Technology or Healthcare sectors which are headquartered in Europe or North America, and that have a European and North American market nexus. Galileo is led by a serial SPAC sponsor team having successfully completed four business combinations, plus Shapeways in process. Its team is composed by seasoned dealmakers with diverse nationalities, M&A, principal investing and public company operating experience in both the North American and Western European markets.

To learn more please, visit http://www.galileospac.com

The information that may be contained on or accessed through these websites are not incorporated into this document.

Forward-Looking Statements

Certain statements included in this transcript are not historical facts and are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this presentation, regarding Galileo’s proposed acquisition of Shapeways, Galileo’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, market opportunity, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective management of Shapeways and Galileo and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Shapeways and Galileo. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the stockholders of Galileo or Shapeways is not obtained; failure to realize the anticipated benefits of the proposed transaction; the success of Shapeways’ recent agreement with Desktop Metal to drive growth; Shapeways’ ability to adapt to rapidly changing technologies and market trends; litigation, including litigation related to intellectual property; the ability of Shapeways to attract and retain key personnel; the ability of Shapeways to manage global operations; the ability of Shapeways to attract and retain key customers, including larger enterprise customers; the risk that the market Shapeways is targeting will not grow as anticipated; product defects; defects or “bugs” in the software used by Shapeways; Shapeways may not use the proceeds from the transaction effectively or the proceeds may not be sufficient to grow the business; the effects of competition on Shapeways’ business; the amount of redemption requests made by Galileo’s stockholders; the ability of Galileo or Shapeways to issue equity in connection with the proposed transaction or in the future, and those factors discussed in Galileo’s Annual Report on Form 10-K for the year ended December 31, 2020, under the heading “Risk Factors,” and other documents Galileo has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Galileo nor Shapeways presently know, or that Galileo nor Shapeways currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Galileo’s and Shapeways’ expectations, plans, or forecasts of future events and views as of the date of this press release. Galileo and Shapeways anticipate that subsequent events and developments will cause Galileo’s and Shapeways’ assessments to change. However, while Galileo and Shapeways may elect to update these forward-looking statements at some point in the future, Galileo and Shapeways specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Galileo’s and Shapeways’ assessments of any date subsequent to the date of this transcript. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information for Investors and Stockholders

In connection with the proposed transaction, Galileo will file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include a preliminary proxy statement to be distributed to holders of Galileo’s common stock in connection with Galileo’s solicitation of proxies for the vote by Galileo’s stockholders with respect to the proposed transaction and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of securities to be issued to Shapeways’ stockholders in connection with the proposed transaction. After the Registration Statement has been filed and declared effective, Galileo will mail a definitive proxy statement, when available, to its stockholders. Investors and security holders and other interested parties are urged to read the proxy statement/prospectus, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Galileo, Shapeways and the proposed transaction. Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Galileo through the website maintained by the SEC at http://www.sec.gov, or through Galileo’s website at www.galileospac.com. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Galileo and its directors and officers may be deemed participants in the solicitation of proxies of Galileo’s shareholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Galileo’s executive officers and directors in the solicitation by reading Galileo’s final prospectus filed with the SEC on October 17, 2019, the registration statement / proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Galileo’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the registration statement / proxy statement relating to the business combination when it becomes available

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